NEWS RELEASE

Terex Announces Leadership Change in AWP Business Segment
6/8/2020

WESTPORT, Conn., June 8, 2020 /PRNewswire/ -- Terex Corporation (NYSE:TEX) today announced that John L. Garrison, Jr., Chairman and CEO of Terex Corporation, will take on additional responsibilities as President, Terex Aerial Work Platforms (AWP), effective immediately. Matt Fearon, the current AWP President, is leaving the Company August 1 after 25 years with Terex, AWP and Genie, AWP's flagship brand. Simon A. Meester, Vice President, Global Sales and Marketing Administration for AWP, will be promoted to Chief Operating Offcer, Terex Aerials. Mr. Meester and Clint Weber, General Manager of Terex Utilities, the Company's other business in the AWP segment, will both report directly to Mr. Garrison in his role as President, Terex AWP. The Terex Executive Leadership Team will continue to report to Mr. Garrison in his role as Chairman and CEO of Terex Corporation.

"We thank Matt Fearon for his many contributions to Terex," Mr. Garrison said. "Matt has been a dynamic and much-admired leader who helped Genie grow from a regional brand to a global powerhouse. He arrived as an engineer 25 years ago and went on to key roles including VP Operations, VP and Managing Director of EMEAR, VP and General Manager, Americas, and ultimately President of AWP."

Mr. Meester joined Terex in 2018 from Eaton Corporation, where he was VP and General Manager of the Industrial Control Division. Earlier, he spent 14 years in progressively senior roles at Caterpillar, Inc., before becoming President, Sandvik Mining and Construction in India. He has managed global teams and operations for 20 years, based in seven countries, including eight years in the United States. He holds an MBA from the University of Surrey, England and a Bachelor of Science in Automotive Engineering, Apeldoorn, Netherlands.

"I look forward to working closely with Simon and Clint, and their terrific teams at Genie and Utilities," Mr. Garrison said. "We congratulate Simon on his expanded responsibilities, and we send best wishes to Matt for continued
great success in the years ahead."

About Terex:
Terex is a global manufacturer of aerial work platforms and materials processing machinery. The Company designs, builds and supports products used in construction, maintenance, manufacturing, energy, minerals and materials management applications. Terex's products are manufactured in North and South America, Europe, Australia and Asia and sold worldwide. The Company engages with customers through all stages of the product life cycle, from initial specification and financing to parts and service support. Terex uses its website (http://www.terex.com) to make information available to its investors and the market.

Contact Information:
Terex Corporation
Randy Wilson
Director, Investor Relations
(203) 221-5415
randy.wilson@terex.com

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SOURCE Terex Corporation